File No. 333-_____

As filed with the Securities and Exchange Commission on April 30, 2024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________________________

DOUGLAS DYNAMICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	13-4275891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
11270 W Park Place Ste. 300 Milwaukee, Wisconsin 53224 (414) 354‑2310
(Address of Principal Executive Offices, including Zip Code)

Douglas Dynamics, Inc. 2024 Stock Incentive Plan
(Full title of the plans)

Sarah Lauber

Executive Vice President, Chief Financial Officer and Secretary

11270 W Park Place Ste. 300

Milwaukee, Wisconsin 53224

(414) 354‑2310

(Name, address, including zip code,

and telephone number, including area code,

of agent for service)

with a copy to: Jessica S. Lochmann Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

_______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

_______________________

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Douglas Dynamics, Inc. (the “Registrant”), relating to 1,277,660 shares of its common stock, par value $0.01 per share (“Common Stock”), issuable to eligible officers, employees, non-employee directors and other service providers of the Registrant and its subsidiaries under the Douglas Dynamics, Inc. 2024 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.         INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents, which have previously been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2023;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 30, 2024 and April 26, 2024; and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A, as amended, filed with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on April 30, 2010, as updated by the Description of the Registrant’s Securities filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any amendment or report updating that description.

In addition, all reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.         DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.         INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director or officer, as applicable, breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The Registrant’s Fourth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides for the indemnification of a corporation’s officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant’s Fourth Amended and Restated Bylaws (the “Bylaws”) provide for indemnification of its officers and directors to the fullest extent authorized by the DGCL. The Registrant’s Bylaws also expressly authorize the Registrant to carry directors’ and officers’ insurance providing indemnification to its directors and officers for some liabilities.

In addition to the indemnification provided by the Registrant’s Certificate of Incorporation and Bylaws, the Registrant carries directors’ and officers’ liability insurance and has entered into agreements to indemnify its directors and executive officers. These agreements, subject to certain exceptions, require the Registrant, among other things, to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, witness fees and expenses, expenses of accountants and other advisors, and the premium, security for and other costs relating to any bond, arising out of that person’s services as a director or officer of the Registrant or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

ITEM 7.         EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.          EXHIBITS.

Exhibit Number	Description
4.1

Fourth Amended and Restated Certificate of Incorporation of Douglas Dynamics, Inc. [Incorporated by reference to Exhibit 3.3 to Douglas Dynamics, Inc.’s Registration Statement on Form S‑1 (Registration No. 333‑164590)].

4.2

Fourth Amended and Restated Bylaws of Douglas Dynamics, Inc. [Incorporated by reference to Exhibit 3.2 to Douglas Dynamics, Inc.’s Current Report on Form 8-K filed on January 4, 2019 (File No. 001-34728)].

4.3

Douglas Dynamics, Inc. 2024 Stock Incentive Plan [Incorporated by reference to Annex A to Douglas Dynamics, Inc.’s definitive proxy statement on Schedule 14A for the 2024 Annual Meeting of Stockholders filed on March 22, 2024].

5.1	Opinion of Foley & Lardner LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto).

24.1	Powers of Attorney (included on the signature page hereto).

107	Filing Fee Table.

ITEM 9.          UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on this 30th day of April, 2024.

DOUGLAS DYNAMICS, INC.

By:	/s/ Robert L. McCormick
Robert L. McCormick
President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Robert McCormick and Sarah C. Lauber, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in her or his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or supplements) to this Registration Statement on Form S-8 (including all post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ Robert L. McCormick	President and Chief Executive Officer	April 30, 2024
Robert L. McCormick	(Principal Executive Officer) and Director

/s/ Sarah Lauber	Executive Vice President, Chief Financial Officer and Secretary	April 30, 2024
Sarah Lauber	(Principal Financial Officer)

/s/ Jon J. Sisulak	Vice President, Corporate Controller and Treasurer	April 30, 2024
Jon J. Sisulak	(Controller)

/s/ James L. Janik	Chairman and Director	April 30, 2024
James L. Janik

/s/ Joher Akolawala	Director	April 30, 2024
Joher Akolawala

/s/ Lisa R. Bacus	Director	April 30, 2024
Lisa R. Bacus

/s/ Margaret S. Dano	Director	April 30, 2024
Margaret S. Dano

/s/ Kenneth W. Krueger	Director	April 30, 2024
Kenneth W. Krueger

/s/ Donald W. Sturdivant	Director	April 30, 2024
Donald W. Sturdivant

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